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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use of our report dated May 9, 1997, relating to the balance sheet of New Peapod, Inc. as of December 31, 1996, and the related statement of operations for the period from December 5, 1996 (inception) through December 31, 1996, incorporated by reference herein and to the use of our report dated February 7, 1997, relating to the balance sheets of Peapod LP as of December 31, 1995 and 1996, and the related statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and to the reference to our firm under the headings "Selected Financial and Operating Data" and "Experts" in the Prospectus.

Chicago, Illinois                         KPMG Peat Marwick LLP
June 10, 1997